As filed with the Securities and Exchange Commission on July 8, 2008
Registration No. 333—

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
LENDER PROCESSING SERVICES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	26-1547801 (I.R.S. Employer Identification No.)

601 Riverside Avenue Jacksonville, Florida (Address of Principal Executive Offices)	32204 (Zip Code)
Lender Processing Services, Inc. 401(k) Profit Sharing Plan
Lender Processing Services, Inc. 2008 Omnibus Incentive Plan
Lender Processing Services, Inc. Employee Stock Purchase Plan
(Full Title of the Plans)
Todd Johnson
Executive Vice President, General Counsel and Corporate Secretary
601 Riverside Avenue
Jacksonville, Florida 32204
(Name and Address of Agent for Service)
(904) 854-5100
(Telephone Number, Including Area Code, of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount Of
Title Of Securities	Amount To Be	Offering Price	Aggregate	Registration
To Be Registered	Registered (1)	Per Share	Offering Price	Fee
Common Stock, par value $0.0001 per share(4)	10,000,000(2)	$32.625(3)	$326,250,000(3)	$12,821.63
Common Stock, par value $0.0001 per share(5)	14,000,000	$32.625(3)	$456,750,000(3)	$17,950.28
Common Stock, par value $0.0001 per share(6)	10,000,000	$32.625(3)	$326,250,000(3)	$12,821.63
Total:	34,000,000	$ —	$1,109,250,000	43,593.53

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities to be offered or issued in connection with stock splits, stock dividends or similar transactions.

(2)	In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Lender Processing Services, Inc. 401(k) Profit Sharing Plan.

(3)	Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee and is based on the average of the high and the low prices of the Registrant’s Common Stock on July 3, 2008, as reported on the New York Stock Exchange.

(4)	Lender Processing Services, Inc. 401(k) Profit Sharing Plan.

(5)	Lender Processing Services, Inc. 2008 Omnibus Incentive Plan.

(6)	Lender Processing Services, Inc. Employee Stock Purchase Plan.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 registers shares of common stock, par value $0.0001 per share (the “Common Stock”), of Lender Processing Services, Inc., a Delaware corporation (the “Registrant”), as well as an indeterminate amount of interests, which may be offered or sold pursuant to certain equity plans adopted by the Registrant. On July 2, 2008 (the “spin-off date”), all of the shares of the Common Stock of the Registrant, previously a wholly-owned subsidiary of Fidelity National Information Services, Inc., a Georgia corporation (“FIS”), were distributed to FIS shareholders through a stock dividend. At the time of the distribution, the Registrant consisted of all the assets, liabilities, businesses and employees related to FIS’s lender processing services segment as of the spin-off date. Upon the distribution, FIS shareholders owned 100% of the outstanding common stock of the Registrant.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents filed by the Registrant with the SEC are incorporated into this Registration Statement by reference:
(1)	The Registrant’s Registration Statement on Form 10, as amended (File No. 1-34005), filed with the Securities and Exchange Commission (the “Commission”) on March 27, 2008 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and
(2)	The description of the Registrant’s Common Stock, par value $0.0001 per share, contained in the Registrant’s Registration Statement on Form 10, as amended (File No. 1-34005), filed with the Commission on March 27, 2008 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Registrant or by the Lender Processing Services, Inc. 401(k) Profit Sharing Plan with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the SEC.
     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document which also is incorporated by reference herein or any document which constitutes part of the prospectus relating to the Plan meeting the requirements of Section 10(a) of the Securities Act) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
Item 4. Description of Securities
     Not Applicable.
Item 5. Interests of Named Experts and Counsel
     Todd C. Johnson, Executive Vice President, General Counsel and Corporate Secretary of the Registrant, whose opinion with respect to the Common Stock and rights is filed as Exhibit 5.1 hereto, is an officer of the Registrant and owns, as of July 2, 2008, approximately 9,160 shares of Common Stock, including shares that may be acquired within 60 days pursuant to the exercise of stock options.

Item 6. Indemnification of Directors and Officers
     The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below, the Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate”) and Amended and Restated Bylaws (the “Bylaws”).
     The Registrant is incorporated under the laws of the State of Delaware.
     Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, or a derivative action, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
     The Registrant’s Certificate provides for the indemnification of directors, officers and certain authorized representatives of the corporation to the fullest extent permitted by the DGCL, except that the Certificate provides for indemnification in a derivative action or suit initiated by a director, officer or authorized representative of the corporation only if the Registrant’s board of directors authorized the initiation of that action or suit. In addition, as permitted by the DGCL, the Certificate provides that the Registrant’s directors shall have no personal liability to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.
     The Contribution and Distribution Agreement dated as of June 13, 2008 between FIS and the Registrant obligates FIS to indemnify, hold harmless and defend the Registrant and each of its subsidiaries, affiliates and representatives from and against all liabilities arising out of or resulting from any untrue statement of, or omission to state, a material fact in any of the Registrant’s public filings about the FIS group to the extent it was as a result of information that FIS furnished to the Registrant or which was contained in FIS’s public filings.
     In addition to the indemnification provided for in the Registrant’s Certificate and Bylaws, the Registrant has purchased directors’ and officers’ liability insurance which would insure the Registrant’s directors and officers against certain liabilities which might be incurred in connection with the performance of their duties.
Item 7. Exemption From Registration Claimed
     Not Applicable.

Item 8. Exhibits
     The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit
Number	Description
4.1	Amended and Restated Certificate of Incorporation of Lender Processing Services, Inc.

4.2	Amended and Restated Bylaws of Lender Processing Services, Inc.

4.3	Specimen Stock Certificate

4.4	Indenture, dated as of July 2, 2008, among Lender Processing Services, Inc., the guarantors parties thereto and U.S. Bank Corporate Trust Services, as Trustee

4.5	Credit Agreement, dated as of July 2, 2008, among Lender Processing Services, Inc., the lenders parties thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer

4.6	Registration Rights Agreement, dated July 2, 2008, among Lender Processing Services, Inc., the guarantors parties thereto and J.P. Morgan Securities Inc., Banc of America Securities LLC and Wachovia Capital Markets, LLC, as representatives of the several initial purchasers

4.7	Form of 8.125% Senior Note Due 2016 (included as Exhibit A to Exhibit 4.4)

5.1	Opinion of Counsel.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature pages of this Registration Statement).
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on July 7, 2008.

LENDER PROCESSING SERVICES, INC.
/s/ Jeffrey S. Carbiener
Jeffrey S. Carbiener
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES
     We, the undersigned directors and officers of Lender Processing Services, Inc., hereby severally appoint Jeffrey S. Carbiener and Francis K. Chan, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, any and all amendments to such Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that such attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jeffrey S. Carbiener Jeffrey S. Carbiener	President and Chief Executive Officer (Principal Executive Officer)	July 7, 2008
/s/ Francis K. Chan Francis K. Chan	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 7, 2008
/s/ William P. Foley, II William P. Foley, II	Chairman	July 7, 2008
/s/ Marshall Haines Marshall Haines	Director	July 7, 2008
/s/ James K. Hunt James K. Hunt	Director	July 7, 2008

Signature	Title	Date
/s/ Lee A. Kennedy Lee A. Kennedy	Director	July 7, 2008
/s/ Daniel D. (Ron) Lane Daniel D. (Ron) Lane	Director	July 7, 2008
/s/ Cary H. Thompson Cary H. Thompson	Director	July 7, 2008
SIGNATURES
The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employment benefit plans) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Jacksonville, State of Florida, on July 7, 2008.

LENDER PROCESSING SERVICES, INC. 401(K) PROFIT SHARING PLAN
/s/ Wells Fargo Bank, N.A.
Wells Fargo Bank, N.A.
Plan Administrator

POWER OF ATTORNEY
     The Lender Processing Services, Inc. 401(k) Profit Sharing Plan hereby appoints Jeffrey S. Carbiener and Francis K. Chan, and each of them individually, with full powers of substitution and resubstitution, its true and lawful attorneys, with full powers to them and each of them to sign in its name and behalf and to file with the Securities and Exchange Commission any and all amendments to such Registration Statement (including post-effective amendments), with all exhibits thereto and other documents in connection therewith, granting unto such attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that such attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Amended and Restated Certificate of Incorporation of Lender Processing Services, Inc.

4.2	Amended and Restated Bylaws of Lender Processing Services, Inc.

4.3	Specimen Stock Certificate

4.4	Indenture, dated as of July 2, 2008, among Lender Processing Services, Inc., the guarantors parties thereto and U.S. Bank Corporate Trust Services, as Trustee

4.5	Credit Agreement, dated as of July 2, 2008, among Lender Processing Services, Inc., the lenders parties thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer

4.6	Registration Rights Agreement, dated July 2, 2008, among Lender Processing Services, Inc., the guarantors parties thereto and J.P. Morgan Securities Inc., Banc of America Securities LLC and Wachovia Capital Markets, LLC, as representatives of the several initial purchasers

4.7	Form of 8.125% Senior Note Due 2016 (included as Exhibit A to Exhibit 4.4)

5.1	Opinion of Counsel.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature pages of this Registration Statement).